================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                   -----------

                               (AMENDMENT NO. 3)*


                                 TENGASCO, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


             COMMON STOCK,
      PAR VALUE $0.001 PER SHARE                         88033R 30 4
--------------------------------------    --------------------------------------
    (TITLE OF CLASS OF SECURITIES)                    (CUSIP NUMBER)


                                 APRIL 24, 2006
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[X]  RULE 13D-1(C)
[ ]  RULE 13D-1(D)
                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                                     Page 1

================================================================================

------------------------------- -------------------------------------           --------------------------------------------------
CUSIP No.                       88033R 30 4                             13G                           Page 2
------------------------------- -------------------------------------           --------------------------------------------------
------------------------- ------------------------------------------- ------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL VALUE FUND, L.P.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY):
------------------------- ------------------------------------------------------------------------------------- ------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [_]
------------------------- --------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- ------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       DELAWARE

------------------------------- ----- ----------------------------------------- --------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           1,136,067
            SHARES
                                ----- ----------------------------------------- --------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         0
           OWNED BY
                                ----- ----------------------------------------- --------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      1,136,067
           REPORTING
                                ----- ----------------------------------------- --------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    0

------------------------- ----------------------------------------------------- --------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              1,136,067
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- ------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- ------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    1.9%

------------------------- ------------------------------------------- ------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   PN
------------------------- ------------------------------------------- ------------------------------------------------------------





                                       2

------------------------------- -------------------------------------           --------------------------------------------------
CUSIP No.                       88033R 30 4                             13G                           Page 3
------------------------------- -------------------------------------           --------------------------------------------------

------------------------- ------------------------------------------- ------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL LLC

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY):
------------------------- ------------------------------------------------------------------------------------- ------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [_]
------------------------- --------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- ------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       NEW YORK

------------------------------- ----- ----------------------------------------- --------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- --------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         1,136,067
           OWNED BY
                                ----- ----------------------------------------- --------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- --------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    1,136,067

------------------------- ----------------------------------------------------- --------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              1,136,067
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- ------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- ------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    1.9%

------------------------- ------------------------------------------- ------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   OO
------------------------- ------------------------------------------- ------------------------------------------------------------





                                       3

------------------------------- -------------------------------------           --------------------------------------------------
CUSIP No.                       88033R 30 4                             13G                           Page 4
------------------------------- -------------------------------------           --------------------------------------------------

------------------------- ------------------------------------------- ------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL VALUE BVI, LTD.

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY):
------------------------- ------------------------------------------------------------------------------------- ------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [_]
------------------------- --------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- ------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       BRITISH VIRGIN ISLANDS

------------------------------- ----- ----------------------------------------- --------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           934,333
            SHARES
                                ----- ----------------------------------------- --------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         0
           OWNED BY
                                ----- ----------------------------------------- --------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      934,333
           REPORTING
                                ----- ----------------------------------------- --------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    0

------------------------- ----------------------------------------------------- --------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              934,333
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- ------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- ------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    1.6%

------------------------- ------------------------------------------- ------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- ------------------------------------------------------------





                                       4

------------------------------- -------------------------------------           --------------------------------------------------
CUSIP No.                       88033R 30 4                             13G                           Page 5
------------------------------- -------------------------------------           --------------------------------------------------

------------------------- ------------------------------------------- ------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC-BVI PARTNERS

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY):
------------------------- ------------------------------------------------------------------------------------- ------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [_]
------------------------- --------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- ------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       DELAWARE

------------------------------- ----- ----------------------------------------- --------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- --------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         934,333
           OWNED BY
                                ----- ----------------------------------------- --------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- --------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    934,333

------------------------- ----------------------------------------------------- --------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              934,333
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- ------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- ------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    1.6%

------------------------- ------------------------------------------- ------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   PN
------------------------- ------------------------------------------- ------------------------------------------------------------




                                       5

------------------------------- -------------------------------------           --------------------------------------------------
CUSIP No.                       88033R 30 4                             13G                           Page 6
------------------------------- -------------------------------------           --------------------------------------------------

------------------------- ------------------------------------------- ------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  PMC-BVI, INC.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY):
------------------------- ------------------------------------------------------------------------------------- ------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [_]
------------------------- --------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- ------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       DELAWARE

------------------------------- ----- ----------------------------------------- --------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- --------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         934,333
           OWNED BY
                                ----- ----------------------------------------- --------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- --------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    934,333

------------------------- ----------------------------------------------------- --------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              934,333
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- ------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- ------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    1.6%

------------------------- ------------------------------------------- ------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- ------------------------------------------------------------





                                       6

------------------------------- -------------------------------------           --------------------------------------------------
CUSIP No.                       88033R 30 4                             13G                           Page 7
------------------------------- -------------------------------------           --------------------------------------------------

------------------------- ------------------------------------------- ------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL BVI, INC.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY):
------------------------- ------------------------------------------------------------------------------------- ------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [_]
------------------------- --------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- ------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       DELAWARE

------------------------------- ----- ----------------------------------------- --------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- --------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         934,333
           OWNED BY
                                ----- ----------------------------------------- --------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
          REPORTING
                                ----- ----------------------------------------- --------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    934,333

------------------------- ----------------------------------------------------- --------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              934,333
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- ------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- ------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    1.6%

------------------------- ------------------------------------------- ------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- ------------------------------------------------------------





                                       7

------------------------------- -------------------------------------           --------------------------------------------------
CUSIP No.                       88033R 30 4                             13G                           Page 8
------------------------------- -------------------------------------           --------------------------------------------------

------------------------- ------------------------------------------- ------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  PETER M. COLLERY


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY):
------------------------- ------------------------------------------------------------------------------------- ------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [_]
------------------------- --------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- ------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       UNITED STATES

------------------------------- ----- ----------------------------------------- --------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- --------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         2,070,400
           OWNED BY
                                ----- ----------------------------------------- --------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
          REPORTING
                                ----- ----------------------------------------- --------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    2,070,400

------------------------- ----------------------------------------------------- --------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,070,400
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- ------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- ------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    3.5%

------------------------- ------------------------------------------- ------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   IN
------------------------- ------------------------------------------- ------------------------------------------------------------





                                       8

------------------------------- -------------------------------------           --------------------------------------------------
CUSIP No.                       88033R 30 4                             13G                           Page 9
------------------------------- -------------------------------------           --------------------------------------------------

------------------------- ------------------------------------------- ------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  NEIL H. KOFFLER


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY):
------------------------- ------------------------------------------------------------------------------------- ------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [_]
------------------------- --------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- ------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       UNITED STATES

------------------------------- ----- ----------------------------------------- --------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- --------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         2,070,400
           OWNED BY
                                ----- ----------------------------------------- --------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
          REPORTING
                                ----- ----------------------------------------- --------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    2,070,400

------------------------- ----------------------------------------------------- --------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,070,400
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- ------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- ------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    3.5%

------------------------- ------------------------------------------- ------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   IN
------------------------- ------------------------------------------- ------------------------------------------------------------





                                       9

------------------------------- -------------------------------------           --------------------------------------------------
CUSIP No.                       88033R 30 4                             13G                           Page 10
------------------------------- -------------------------------------           --------------------------------------------------

------------------------- ------------------------------------------- ------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  JOHN T. BIRD


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                          ONLY):
------------------------- ------------------------------------------------------------------------------------- ------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [_]
------------------------- --------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- ------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       UNITED STATES

------------------------------- ----- ----------------------------------------- --------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- --------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         2,070,400
           OWNED BY
                                ----- ----------------------------------------- --------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
          REPORTING
                                ----- ----------------------------------------- --------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    2,070,400

------------------------- ----------------------------------------------------- --------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,070,400
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- ------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- ------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    3.5%

------------------------- ------------------------------------------- ------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   IN
------------------------- ------------------------------------------- ------------------------------------------------------------


ITEM 1.     NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            (a) and (b) This Amendment No. 3 to the Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $0.001 per share (the "Common Stock"), of Tengasco, Inc., a Tennessee corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 10215 Technology Drive N.W., Suite 301, Knoxville, TN 37932.

ITEM 2.     NAME OF PERSON FILING

            (a)   Name of Persons Filing:

                  (i)    SC Fundamental Value Fund, L.P.

                  (ii)   SC Fundamental LLC

                  (iii)  SC Fundamental Value BVI, Ltd.

                  (iv)   SC-BVI Partners

                  (v)    PMC-BVI, Inc.

                  (vi)   SC Fundamental BVI, Inc.

                  (vii)  Peter M. Collery

                  (viii) Neil H. Koffler and

                  (xi)   John T. Bird (collectively, the "Reporting Persons")

            (b)   Address of Principal Business Office or, if None, Residence:

            The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

            The principal business office of each of SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler and John T. Bird is 747 Third Avenue, 27th Floor, New York, New York 10017.

            The principal business office of SC Fundamental Value BVI, Ltd. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

            (c), (d) and (e) For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:

            (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

            (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

            (e) [ ] An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

            (f) [ ] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h) [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            Not applicable.

ITEM 4.     OWNERSHIP

            (a) - (c) The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer, as of May 3, 2006, is incorporated herein by reference. As of April 24, 2006, the Reporting Persons beneficially owned as follows: SC Fundamental Value Fund, L.P. and SC Fundamental LLC, 1,932,004 shares, 3.3%; SC Fundamental Value BVI, Ltd., SC-BVI Partners, PMC-BVI, Inc. and SC Fundamental BVI, Inc., 1,567,996 shares, 2.7%; Peter M. Collery, Neil H. Koffler and John T. Bird, 3,500,000 shares, 6.0%. The percentage ownership of each of the Reporting Persons is based on 58,605,698 shares of Common Stock outstanding as of March 31, 2006, as reported by the Issuer in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |X|.

            As of May 1, 2006, the Reporting Persons ceased to be the beneficial owned of more than five percent of the class of Securities.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Exhibit No. 2 hereto.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            (a) Not applicable.

            (b) By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [The remainder of this page intentionally left blank.]

                                    SIGNATURE

            After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: May 4, 2006

                                SC FUNDAMENTAL VALUE FUND, L.P.

                                By: SC Fundamental LLC, as General Partner

                                By: /s/ Neil H. Koffler
                                    -------------------------------------------
                                    Neil H. Koffler, Member


                                SC FUNDAMENTAL LLC

                                By: /s/ Neil H. Koffler
                                    -------------------------------------------
                                    Neil H. Koffler, Member


                                SC FUNDAMENTAL VALUE BVI, LTD.

                                By: SC Fundamental Value BVI, Inc., as
                                    managing general partner of investment
                                    manager

                                By: /s/ Neil H. Koffler
                                    -------------------------------------------
                                    Neil H. Koffler, Vice President


                                SC-BVI PARTNERS

                                By: SC Fundamental Value BVI, Inc., as
                                    managing general partner

                                By: /s/ Neil H. Koffler
                                    -------------------------------------------
                                    Neil H. Koffler, Vice President


                                PMC-BVI, INC.

                                By: /s/ Peter M. Collery
                                    -------------------------------------------
                                    Peter M. Collery, President

                                SC FUNDAMENTAL BVI, INC.

                                By: /s/ Neil H. Koffler
                                    -------------------------------------------
                                    Neil H. Koffler, Vice President


                                    /s/ Neil H. Koffler
                                    -------------------------------------------
                                    Neil H. Koffler as Attorney-in-Fact for
                                    Peter M. Collery (1)


                                    /s/ Neil H. Koffler
                                    -------------------------------------------
                                    Neil H. Koffler


                                    /s/ Neil H. Koffler
                                    -------------------------------------------
                                    Neil H. Koffler as Attorney-in-Fact for
                                    John T. Bird (2)



(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 2 to the Statement on Schedule 13G with respect to the Class A Common Stock of Winmill & Co. Incorporated, filed on November 26, 2003, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Bird is attached as Exhibit No. 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

                                  EXHIBIT INDEX

       Exhibit No.                            Document
       -----------                            --------

            1 Joint Filing Agreement, dated May 4, 2006, among SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC Fundamental Value BVI, Ltd., SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil
                        H. Koffler and John T. Bird, to file this Amendment No. 3 to the joint statement on Schedule 13G.

            2           Identity of Members of Group.